As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER The securities act of 1933

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Southport Drive Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

CHARLES & COLVARD, LTD. 2018 EQUITY INCENTIVE PLAN

(Full title of the plan)

Don O’Connell

President and Chief Executive Officer

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, NC 27560

(Name and address of agent for service)

(919) 468-0399

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Julie F. Rizzo

K&L Gates LLP

301 Hillsborough Street

Suite 1200

Raleigh, North Carolina 27603

(919) 743-7330

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

Charles & Colvard, Ltd. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering (i) 662,321 shares of common stock, no par value per share (“Common Stock”), that were previously issued as awards under the Charles & Colvard, Ltd. 2018 Equity Incentive Plan (the “Plan”), but which subsequently expired or which were subsequently canceled, forfeited, or terminated, in each case without such shares having been issued, and (ii) 588,439 shares of Common Stock carried forward from the Registrant’s 2008 Stock Incentive Plan, as amended (the “2008 Plan”), which were subject to options that expired, terminated or were canceled or forfeited under the terms of the 2008 Plan, and not previously registered with respect to the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2018 (File No. 333-228329) is hereby incorporated by reference into this Registration Statement on Form S-8 (except to the extent expressly superseded herein).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the Commission on October 12, 2023;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the Commission on November 13, 2023;

(c)	the Registrant’s Current Report on Form 8-K filed with the Commission on November 28, 2023; and

(d)	the description of the Registrant’s Common Stock set forth in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K filed with the Commission on September 3, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Restated Articles of Incorporation of Charles & Colvard, Ltd., a North Carolina corporation.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act, or the NCBCA, permit a corporation to indemnify its directors, officers, employees, or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because such person is or was a director, officer, agent, or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (A) that his conduct in his official capacity with the corporation was in the best interests of the corporation or (B) that in all other cases his conduct at least was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director, officer, employee or agent has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel, or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director, officer, agent, or employee under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director, officer, agent, or employee was adjudged liable to the corporation or in connection with a proceeding in which a director, officer, agent, or employee was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees, or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of such capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

Our Bylaws provide for indemnification, to the fullest extent from time to time permitted by law, of any person who at any time serves or has served as a director or officer of the Company, or, at our request, is or was serving as a director or officer of another entity in the event such person is made, or is threatened to be made, a party to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, and any appeal of such an action, whether or not brought by or on behalf of the Company, seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity.

The rights of indemnification found in our Bylaws cover:

•	reasonable expenses, including without limitation all attorneys’ fees actually incurred by such person in connection with any action, suit or proceeding;

•	payments in satisfaction of any judgment, money decree, fine, penalty or settlement; and

•	all reasonable expenses incurred in enforcing such person’s indemnification rights.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless limited by its articles of incorporation, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding. Unless a corporation’s articles of incorporation provide otherwise, a director or officer also may apply for and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against liability asserted against or incurred by such person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Our directors and officers are currently covered under directors’ and officers’ insurance policies maintained by the Company. Our Articles of Incorporation do not limit the personal liability of directors for monetary damages for breaches of duty as a director.

The limitations of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.	Exhibits.
Exhibit Number	Description of Document
3.1	Restated Articles of Incorporation of Charles & Colvard, Ltd. (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 2004 of Charles & Colvard, Ltd. (File No. 000-23329), as filed with the SEC on March 21, 2005)
3.2	Bylaws of Charles & Colvard, Ltd., as amended and restated, effective May 19, 2011 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Charles & Colvard, Ltd. (File No. 000-23329), as filed with the SEC on May 25, 2011)
5.1*	Opinion of K&L Gates LLP
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of K&L Gates LLP (included in opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page)
99.1	Charles & Colvard, Ltd. 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Charles & Colvard, Ltd. (File No. 000-23329), as filed with the SEC on November 9, 2018)
107.1*	Filing Fee Table

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on December 8, 2023.

CHARLES & COLVARD, LTD.

By:	/s/ Don O’Connell
Don O’Connell
President, Chief Executive Officer and
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Don O’Connell and Clint J. Pete, and each of them individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Don O’Connell	President, Chief Executive Officer and Director	December 8, 2023
Don O’Connell	(Principal Executive Officer)

/s/ Clint J. Pete	Chief Financial Officer	December 8, 2023
Clint J. Pete	(Principal Financial Officer and Chief Accounting Officer)

/s/ Neal I. Goldman	Chairman of the Board of Directors	December 8, 2023
Neal I. Goldman

/s/ Anne M. Butler	Director	December 8, 2023
Anne M. Butler

/s/ Benedetta I. Casamento	Director	December 8, 2023
Benedetta I. Casamento

/s/ Ollin B. Sykes	Director	December 8, 2023
Ollin B. Sykes